EXHIBIT 99.1
NR96-28

Media Contact: Katherine K. Putnam
713/507-3936
Analyst Contact:  R. Dean Ayers
713/507-6852

NGC TO RECORD THIRD-QUARTER CHARGE

HOUSTON (October 9, 1996) -- NGC Corporation, North America's largest natural gas and gas liquids marketer, plans to record a third-quarter pretax charge to earnings to provide a reserve of approximately $4 million, or $2.5 million after tax ($0.02 per share). The charge principally reflects the difference between the cost associated with the Company's current lease at its headquarters and the anticipated revenue from subletting that space after NGC relocates downtown in the first quarter of 1997.

Keith Kaelber, NGC's chief financial officer and president, Financial Services, said, "This small charge is a function of NGC's tremendous growth, which has caused us to outgrow our current headquarters. And, when we look at expected results for the third quarter, which will include the benefit of the Chevron merger for one month, this one-time charge is minor. Excluding the charge, we certainly expect results to fall well within analysts' expectations."

NGC announced in June plans to relocate the company's headquarters downtown after completion of the merger with Chevron's midstream businesses. Approximately 800 employees will move next year into 250,000 square feet in the First Interstate Bank Plaza, completing the largest suburban-to-downtown relocation in many years. Once all employees are relocated, NGC will sublease its current space, which totals approximately 140,000 square feet, on the Northwest Freeway.

NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energy-product-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.

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